Exhibit 99.1

AgFeed Industries, Inc. Announces Arrangement to Sell a Portion of its Feed Business to the Public through an IPO

NEW YORK, Feb. 9 — AgFeed Industries, Inc. (Nasdaq: FEED), one of the largest independent hog production and animal nutrient companies in China, today announced the proposed sale of a maximum of 20% of its animal nutrients feed subsidiary via a listing and initial public offering ("IPO") of the subsidiary's common stock. The IPO is anticipated to raise $20-25 million and will be effected through the filing of a registration statement with the SEC that the SEC must declare effective before any common stock sales may occur.

Dr. Songyan Li, AgFeed's Chairman, stated "the IPO reflects our Board’s desire to provide dedicated capital to our animal nutrient business to develop its presence in other segments of the animal nutrition market, specifically the compound feed and concentrated feed markets which together comprise 95% of China’s expanding production. For a number of years our focus has been on additive pre-mix that represents 5% of the market. The offering will enhance the ability of our animal nutrition business to pursue strategic initiatives and growth, upgrade personnel, foster innovation and raise capital while relying on the wisdom and practical experience of the parent company.”

Mr. Junhong Xiong, AgFeed's President, added: “hog feed comprises 35%, or $20 billion of the $58 billion animal feed market in China. Most producers have an annual production capacity of approximately 10,000 tons. Our animal nutrition unit sold over 95,000 tons of feed in 2009 and we feel that the IPO is a great opportunity to position our animal nutrition business to pursue opportunities for organic growth and growth through acquisitions.”

ABOUT AGFEED INDUSTRIES, INC.

NASDAQ Global Market listed AgFeed Industries (www.agfeedinc.com) is a U.S. company with its primary operations in China. AgFeed has two profitable business lines — premix and blended animal feed and hog production. AgFeed is one of China's largest commercial hog producers in terms of total annual hog production as well as one of the largest premix feed companies in terms of revenues. China is the world's largest hog producing country that produces over 600 million hogs per year, compared to approximately 100 million hogs in the U.S. China also has the world's largest consumer base for pork consumption. Over 62% of total meat consumed in China is pork. Hog production in China enjoys income tax free status. The pre-mix feed market in which AgFeed presently operates is an approximately $3 billion segment of China's $58 billion per year animal feed market.

SAFE HARBOR DISCLOSURE NOTICE

This press release does not constitute an offer of any securities for sale, and contains forward-looking information about AgFeed Industries. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "goal," "potential," "forecast" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance, business plans and prospects. Readers are cautioned not to place undue reliance on such forward-looking statements because risks and uncertainties may cause actual results to differ materially from those expressed in, or implied by, such statements. Among such risks and uncertainties are the Company's ability to successfully implement its strategic plan and the risk factors described in the reports filed by the Company with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date of such statement, and AgFeed Industries does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Contact: Investor Relations:
AgFeed Industries, Inc.
Tel: (917) 804-3584
Email: ir@agfeedinc.com